Exhibit 99.1

For Immediate Release

Contact:	Audria Belton
Media Relations
audriabelton@synovus.com

Synovus Announces Two Additions to Board of Directors

COLUMBUS, GA., June 22, 2022 — Synovus Financial Corp. (NYSE: SNV) has appointed John H. Irby and Alexandra Villoch to its board of directors, effective July 1, 2022.

Irby is a commercial real estate investor and attorney with Atlanta-based Wilson Brock & Irby, LLC, specializing in commercial real estate transactions, corporate transactions, commercial litigation, and general business matters. He has practiced law for more than 30 years and is also the managing partner of Tall Pines Properties, LLC, and Equity Resource Partners, LLC, entities engaged in the acquisition, management, and redevelopment of commercial property and timberland in the Southeast. Irby currently serves as a director of several boards, including the Georgia Lottery Corporation, the Georgia Historical Society Endowment Trust, and W.C. Bradley Company. His past board service includes the Georgia Department of Corrections, Darlington School, Atlanta Steeple Chase, and the Bradley-Turner Foundation Board.

Villoch was named in June 2019 as chief executive officer of the Baptist Health Foundation, part of Baptist Health South Florida, which is one of the largest regional healthcare systems in the Southeast. She leads the Foundation’s philanthropic efforts in support of Baptist Health’s investment in clinical research, technology, and patient support services. She also leads Baptist Health’s government and community relations division and hospitality and international patient divisions. Prior to Baptist Health, Villoch served as East Region Publisher for The McClatchy Company, a national news media company, overseeing all print and digital operations for newspapers throughout the eastern United States, including newspapers within Synovus’ footprint, and leading the custom publishing and commercial printing operations in the region. Villoch currently serves as a director and executive committee member of The Beacon Council, Miami-Dade County’s economic development agency, and chair emeritus of the One Community One Goal Initiative for Miami-Dade County. She also served on the boards of Big Brothers and Big Sisters of Miami-Dade County, Miami-Dade College Foundation, and the United Way of Miami-Dade County.

“John and Alex are widely respected leaders across industries, with long-standing commitments to community service and deep and varied business experience,” said Kevin Blair, Synovus president and CEO. “Their unique backgrounds and diverse skills make them highly qualified to join our talented board that continues to effectively guide our company forward. We couldn’t be more excited to welcome John and Alex, and we look forward to benefiting from their counsel as we further the financial and economic opportunities and strength of our clients and communities .”

Synovus Financial Corp. is a financial services company based in Columbus, Georgia, with approximately $56 billion in assets. Synovus provides commercial and retail banking and a full suite of specialized products and services, including private banking, treasury management, wealth management, mortgage services, premium finance, asset-based lending, structured lending, and international banking through branches in Georgia, Alabama, South Carolina, Florida, and Tennessee. Synovus is a Great Place to Work-Certified Company, is on the web at synovus.com, and is on Twitter, Facebook, LinkedIn, and Instagram.